UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2018

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code          952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

Buffalo Wild Wings, Inc. ("BWW") is currently in the process of finalizing its results of operations for the year ended December 31, 2017. Based on preliminary unaudited information:

•	estimated system-wide same-store sales for the year ended December 31, 2017 are expected to be in the range of approximately (1.7)% to (1.6)% (based on the 52-week period ended December 24, 2017);

•	total BWW-branded restaurant count as of December 31, 2017 was 1,255 restaurants as compared to 1,246 restaurants as of September 24, 2017;

•
estimated total revenues for the year ended December 31, 2017 are expected to be in the range of $2,067 million to $2,069 million as compared to total revenues of $2,026 million for the twelve-month period ended September 24, 2017;

•
estimated net earnings including noncontrolling interests for the year ended December 31, 2017 are expected to be in the range of $70 million to $72 million as compared to net earnings including noncontrolling interests of $64 million for the twelve-month period ended September 24, 2017; and

•
estimated Adjusted EBITDA for the year ended December 31, 2017 is expected to be in the range of $288 million to $292 million as compared to Adjusted EBITDA of $281 million for the twelve-month period ended September 24, 2017.

The unaudited preliminary results of operations presented above are based on information available to management as of the date of this filing. The information for the year ended December 31, 2017 is based on management’s internal reporting and is subject to adjustment for year-end closing procedures (which have not been completed). BWW has prepared the preliminary financial information included above and its independent registered public accounting firm has not performed any audit, review or set of procedures with respect to such financial information. A review of such financial information could result in changes to these preliminary results. Actual results of operations may be materially different from the results of operations provided herein, and you should not place undue reliance on these preliminary results of operations. In addition, the preliminary results of operations are not necessarily indicative of results of operations for any future period.

Reconciliation of Non-GAAP Financial Measures
Certain of the measures included in the estimates above may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used in our other reports or by other companies.
Reconciliations of certain of these measures are provided below. The figures included in the reconciliation are part of our projections, and are subject to and should be read together with the disclosures above.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is calculated in this report as net earnings including noncontrolling interests plus interest expense, income tax expense, and depreciation and amortization. We define Adjusted EBITDA is calculated in this report as EBITDA plus loss on asset disposals and impairment, proxy costs, certain advisory, consulting and restructuring fees, divestiture costs, stock-based compensation and pre-opening expenses, less gain on sale of investment in affiliate. Management utilizes these metrics as a basis for evaluating our ongoing operations, and believes investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations, without the effects of interest, taxes, depreciation and amortization and certain non-recurring or non-cash items. A reconciliation of net earnings including noncontrolling interests to EBITDA and Adjusted EBITDA is provided below:

(in thousands)	(unaudited)	(unaudited)
	Twelve-month period ended	Estimate for fiscal year ended
	September 24, 2017	December 31, 2017
Net earnings including noncontrolling interests	$63,560	$70,000	-	72,000
Income tax expense	24,985	17,000	-	19,000
Interest expense	11,095	13,483
Depreciation and amortization	153,039	151,942
EBITDA	$252,679	$252,425	-	256,425

Loss on asset disposals and impairments(a)	$12,419	$19,030
Proxy costs(b)	8,293	6,201
Advisory and consulting fees and restructuring costs(c)	2,502	4,582
Gain on sale of investment in affiliate(d)	(5,692)	(5,692)
Divestiture costs(e)	80	80
Stock-based compensation	4,338	8,223
Pre-opening expenses(f)	5,899	3,486
Adjusted EBITDA	$280,518	$288,335	-	292,335

(a) Represents impairment of underperforming restaurants, the write-off of miscellaneous equipment and disposals due to remodels, closure costs for closed or relocated restaurants and the write-off of reacquired franchise rights.

(b) Represents primarily costs related to the advisory fees and preparation of proxy materials in a contested election for the board of directors.
(c) Represents costs associated with consulting services pertaining to the identification of best practices and improving efficiencies, and organizational restructuring costs.
(d) Represents gain related to sale of minority investment in Pie Squared Holdings, LLC.
(e) Represents costs associated with the proposed divestiture of company-owned stores.
(f) Represents costs associated with opening new company-owned restaurants.

Cautionary Note Regarding Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to the information provided in this filing. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimate,” “expects,” “goal,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “scheduled,” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, the impact of recent tax reform and related guidance, risks related to the consummation of the proposed merger, the effects that any termination of the merger agreement may have on BWW or its business, the effects that the announcement or pendency of the merger may have on BWW and its business, the effect of limitations that the merger agreement places on BWW’s ability to operate its business, return capital to shareholders or engage in alternative transactions, the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against BWW and others; the risk that the merger and related transactions may involve unexpected costs, liabilities or delays, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly international locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings, supply chain consistency, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements, except as required by law.

Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed merger, BWW has filed and will file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including the definitive proxy statement on Schedule 14A filed with the SEC on December 28, 2017. The definitive proxy statement, any other relevant documents, and all other materials filed with the SEC concerning BWW are (or, when filed, will be) available free of charge at http://www.sec.gov and
http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that BWW files with the SEC when they become available before making any voting decision because they will contain important information.

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. BWW, its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed merger. Information regarding the names of such persons and their respective interests in the merger, by securities holdings or otherwise, are set forth in the definitive proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: January 11, 2018	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary

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